As filed with the Securities and Exchange Commission on November 3, 2016

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ANI PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	58-2301143 (I.R.S. Employer Identification Number)

210 Main Street West, Baudette, Minnesota 56623

(Address of Principal Executive Offices) (Zip Code)

ANI Pharmaceuticals, Inc. 2016 Employee Stock Purchase Plan

(Full Title of the Plan)

Stephen P. Carey

Vice President, Finance and Chief Financial Officer

ANI Pharmaceuticals, Inc.

210 Main Street West

Baudette, MN 56623

(218) 634-3500

(Name and Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies requested to:

Paul A. Gajer, Esq.

Jeffrey A. Baumel, Esq.

Dentons US LLP

1221 Avenue of the Americas

New York, New York 10020

(212) 768-6700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer (Do not check if a smaller reporting company) ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $0.0001 per share	229,000 shares	$ 66.35	$ 15,194,150	$ 1,761.00

(1)	The number of shares of common stock, par value $0.0001 per share, (the “Common Stock”) of ANI Pharmaceuticals, Inc. (the “Registrant” or “ANI”) being registered herewith represents the aggregate number of shares that may be issued under the Registrant's 2016 Employee Stock Purchase Plan (the “Plan”). In addition, the maximum number of shares of Common Stock that may be issued under the Plan is subject to adjustment in accordance with certain provisions of the Plan. Accordingly, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), to the extent additional shares of Common Stock may be issued or issuable as a result of a stock split or other distribution declared at any time by the Board of Directors while this registration statement is in effect, this registration statement is hereby deemed to cover all such additional shares of Common Stock.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) under the Securities Act and calculated based on the average of the high and low sales prices of the Common Stock, as reported on The NASDAQ Global Market on October 27, 2016.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 have been or will be sent or given to participants as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions of Part I of Form S-8, such documents will not be filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus as required by Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents previously filed by ANI with the Commission are incorporated by reference into this Registration Statement:

(a)	the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the Commission on February 23, 2016;

(b)	the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, filed with the Commission on May 5, 2016, for the quarter ended June 30, 2016, filed with the Commission on August 4, 2016, and for the quarter ended September 30, 2016, filed with the Commission on November 3, 2016;

(c)	the Registrant's Current Reports on Form 8-K filed with the Commission on January 5, 2016, February 1, 2016, March 11, 2016 (excluding Item 7.01, which is not incorporated by reference), April 4, 2016, April 27, 2016 (excluding Item 2.02, which is not incorporated by reference), May 17, 2016 and May 26, 2016; and

(d)	the description of ANI's common stock contained in its registration statement on Form 8-A and any amendments or reports filed for the purpose of updating such description.

In addition, all documents filed with the Commission by ANI (other than portions of such documents which are furnished and not filed) pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all of the securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the time of filing of such documents with the Commission.

Any statement contained in the documents incorporated or deemed to be incorporated by reference into this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference into this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

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Item 6.	Indemnification of Directors and Officers

ANI’s Certificate of Incorporation limits the liability of its directors to the fullest extent permitted by the Delaware General Corporation Law.  Specifically, Article VII of ANI’s Certificate of Incorporation provides that no director of ANI shall be personally liable to ANI or its stockholders for monetary damages for any breach of fiduciary duty by such a director as a director, except to the extent provided by applicable law (i) for any breach of the director’s duty of loyalty to ANI or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which such director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of ANI shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended.  No amendment to or repeal of Article VII shall apply to or have any effect on the liability or alleged liability of any director of ANI for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

ANI’s Certificate of Incorporation provides for indemnification of ANI’s directors and officers. Specifically, Article VI provides that ANI shall indemnify, to the fullest extent authorized or permitted by law, as the same exists or may thereafter be amended, any person who was or is made or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of ANI), by reason of the fact that such person is or was a director or officer of ANI, or is or was serving at the request of ANI as a director, officer, employee or agent of any other company, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise; provided, however, that ANI shall not indemnify any director or officer in connection with any action by such director or officer against ANI unless ANI shall have consented to such action.  ANI may, to the extent authorized from time to time by ANI’s Board of Directors, provide rights to indemnification to employees and agents of ANI similar to those conferred in Article VI to directors and officers of ANI.  No amendment or repeal of Article VI shall apply to or have any effect on any right to indemnification provided thereunder with respect to any acts or omission occurring prior to such amendment or repeal.

ANI has entered into agreements with its directors and executive officers regarding indemnification, in addition to indemnification provided for in ANI’s Certificate of Incorporation, Bylaws and the Delaware General Corporation Law and intends to enter into indemnification agreements with any new directors and executive officers in the future.  Under these agreements, ANI is required to indemnify its current and former directors and executive officers against expenses, judgments, penalties, fines, settlements and other amounts actually and reasonably incurred, including expenses of a derivative action, in connection with an actual or threatened proceeding if any of them may be made a party because he or she is or was one of ANI’s directors or executive officers.  ANI will be obligated to pay these amounts only if the director or executive officer acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to ANI’s best interests.  With respect to any criminal proceeding, ANI will be obligated to pay these amounts only if the director or executive officer had no reasonable cause to believe his or her conduct was unlawful.  The indemnification agreements also set forth procedures that will apply in the event of a claim for indemnification.

ANI maintains an insurance policy for its directors and executive officers pursuant to which its directors and executive officers are insured against liability for certain actions in their capacity as directors and executive officers of ANI.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits

The Index of Exhibits appearing immediately after the signature page to this registration statement is incorporated by reference in this Item 8.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilmington, State of Delaware on November 3, 2016.

ANI PHARMACEUTICALS, INC.

By:	/s/ Stephen P. Carey
Stephen P. Carey
Vice President, Finance and Chief Financial Officer
(principal financial and accounting officer)

POWER OF ATTORNEY

Each person whose signature appears below hereby authorizes and appoints Arthur S. Przybyl and Stephen P. Carey, or either of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or any of them, their, or his or her, substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Name & Title	Date

/s/ Arthur S. Przybyl	Arthur S. Przybyl	November 3, 2016
President, Chief Executive Officer and Director
(Principal Executive Officer)

/s/ Stephen P. Carey	Stephen P. Carey	November 3, 2016
Vice President, Finance and Chief Financial Officer
(Principal Financial Officer)

/s/ Robert E. Brown, Jr.	Robert E. Brown, Jr.	November 3, 2016
Chairman of the Board of Directors

/s/ Fred Holubow	Fred Holubow	November 3, 2016
Director

/s/ Peter A. Lankau	Peter A. Lankau	November 3, 2016
Director

/s/ Tracy L. Marshbanks, Ph.D.	Tracy L. Marshbanks, Ph.D.	November 3, 2016
Director

/s/ Thomas A. Penn	Thomas A. Penn	November 3, 2016
Director

/s/ Daniel Raynor	Daniel Raynor	November 3, 2016
Director

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EXHIBIT INDEX

The following exhibits are filed with or incorporated by reference into this Registration Statement:

Exhibit No.	Description	Method of Filing

3.1	Restated Certificate of Incorporation	Incorporated by reference to Exhibit 3.1 to the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2013

3.2	Amended and Restated Bylaws	Incorporated by reference to Exhibit 3.1 to the Registrant's Current Report on Form 8-K as filed with the Securities and Exchange Commission on June 11, 2010

4.1	ANI Pharmaceuticals, Inc. 2016 Employee Stock Purchase Plan	Incorporated by reference to Appendix A to the Registrant's Definitive Proxy Statement on Schedule 14A filed with the Commission on April 14, 2016

5.1	Opinion of Dentons US LLP, legal counsel	Filed herewith

23.1	Consent of EisnerAmper LLP, independent registered public accounting firm	Filed herewith

23.2	Consent of Dentons US LLP, legal counsel	Filed herewith (included in the opinion filed as Exhibit 5.1)

24.1	Powers of Attorney	Filed herewith (included in signature page to this registration statement)

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